UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2023

Hexcel Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8472	94-1109521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT	06901-3238
(Address of principal executive offices, including zip code)	(Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HXL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 25, 2023, Hexcel Corporation (“Hexcel”) entered into a new credit agreement (the “Credit Agreement”) governing its $750 million revolving credit facility (the “Revolver”), which matures on April 25, 2028. The Credit Agreement was entered into by and among Hexcel, as borrower, the lenders party thereto, Citizens Bank, N.A., as administrative agent for the lenders, and the other institutions party thereto.

On April 25, 2023, Hexcel borrowed $60 million under the Credit Agreement, the proceeds of which were used to repay all amounts, and terminate all commitments, outstanding under the existing credit agreement by and among Hexcel, as borrower, the lenders party thereto, Citizens Bank, N.A., as administrative agent for the lenders, and the other institutions party thereto (as amended by the First Amendment to Credit Agreement, dated as of September 28, 2020, and the Second Amendment to Credit Agreement, dated as of January 28, 2021, the “Terminated Credit Facility”) and to pay fees and expenses in connection with the refinancing. The Terminated Credit Facility was scheduled to expire on June 20, 2024. No early termination penalties were incurred by Hexcel as a result of the termination of the Terminated Credit Facility.

Borrowings under the Revolver will bear interest, at Hexcel’s option, for SOFR rate borrowings at (i) an Adjusted Term SOFR rate (subject to a 0.00% floor), where such “Adjusted Term SOFR” rate is equal to the Term SOFR rate for the applicable interest period plus 0.10%, plus the Applicable Margin or (ii) for base rate borrowings, the greatest of (a) the prime rate, (b) the federal funds rate plus 0.50% and (c) the Adjusted Term SOFR rate (subject to a 0.00% floor) for a one-month interest period plus 1.00%, in each case plus the Applicable Margin. The “Applicable Margin” initially is 1.125% for SOFR rate borrowings and 0.125% for base rate borrowings, and after the date on which the Agent receives a compliance certificate for the fiscal quarter ending September 30, 2023, can fluctuate, determined by reference to the more favorable to Hexcel of its (x) public debt rating and (y) consolidated leverage ratio, as specified in the Credit Agreement. Revolving loans may be borrowed, repaid and re-borrowed, and are available for general corporate purposes (including acquisitions, investments and repayments of indebtedness). Up to $50 million of the Revolver may be used for letters of credit. The Credit Agreement enables Hexcel, from time to time, to add term loans or to increase the revolving credit commitment in an aggregate amount not to exceed $500 million.

The Credit Agreement contains customary covenants that place restrictions on, among other things, the incurrence of debt by any subsidiaries of Hexcel, granting of liens and sale of all or substantially all of the assets of Hexcel and its subsidiaries taken as a whole. The Credit Agreement also contains financial covenants that require Hexcel to maintain a minimum interest coverage ratio and a maximum consolidated net leverage ratio. A violation of any of these covenants could result in an event of default under the Credit Agreement. Upon the occurrence of such an event of default or certain other customary events of default, payment of any outstanding amounts under the Revolver may be accelerated and the lenders’ commitments to extend credit under the Credit Agreement may be terminated.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information with respect to the Terminated Credit Facility set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

The information with respect to the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits to this Form 8-K

Exhibit No.	Description
10.1	Credit Agreement, dated as of April 25, 2023, by and among Hexcel Corporation, as borrower, the lenders party thereto, Citizens Bank, N.A., as administrative agent for the lenders, and the other institutions party thereto.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

April 28, 2023

/s/ Gail E. Lehman
Gail E. Lehman
EVP, General Counsel and Secretary